Exhibit 5.1

April 3, 2025

BioXcel Therapeutics, Inc.

555 Long Wharf Drive

New Haven, CT 06511

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-275261)

Ladies and Gentlemen:

We have acted as special counsel to BioXcel Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company through Canaccord Genuity LLC, as the sales agent (the “Sales Agent”), from time to time of up to $45,000,000 of shares of Common Stock (the “Shares”) pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2023 (as so filed and as amended, the “Registration Statement”), (ii) the base prospectus included in the Registration Statement (the “Base Prospectus”), (iii) the prospectus supplement dated as of April 3, 2025 (together with the Base Prospectus and any further supplements or amendments thereto, the “Prospectus”), and (iv) that certain Equity Distribution Agreement, dated as of April 3, 2025, by and between the Company and Canaccord Genuity LLC (the “Sales Agreement”).

In so acting, we have considered such matters of law and of fact, and relied upon, without independent investigation such documents, records, certificates and other information furnished to us as we have deemed appropriate as a basis for our opinions set forth below. In conducting such review, we have assumed, without independent investigation, the genuineness and authenticity of all signatures on original documents, the legal capacity of all natural persons or entities (other than the Company), the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the accuracy of all statements in certificates of public officials and officers of the Company that we reviewed. In rendering this opinion, we have assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Prospectus, and the Equity Distribution Agreement.

The law covered by the opinions expressed in this opinion letter is limited to the General Corporation Law of the State of Delaware as currently in effect. We express no opinion as to any other laws.

Based on the foregoing and upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when issued, sold, and delivered by the Company in accordance with, and as described in, the Registration Statement and the Prospectus and in the manner set forth in the Equity Distribution Agreement, against payment therefor, will be validly issued, fully paid and non-assessable.

Honigman LLP • 1440 New York Ave NW Suite 200 • Washington, DC 20005

BioXcel Therapeutics, Inc.

April 3, 2025

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Honigman LLP

Honigman LLP

Honigman LLP • 1440 New York Ave NW Suite 200 • Washington, DC 20005